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                                    AMENDMENT
                                       TO
                         AGREEMENT OF PURCHASE AND SALE

     Amendment ("Amendment"), dated as of December 12, 1997, to Agreement of Purchase and Sale ("Agreement"), dated as of November 25, 1997, between Image Guided Technologies, Inc., a Colorado corporation ("Buyer"), and William G. and Matthew Lyons (collectively the "Stockholders").

     NOW, THEREFORE, the parties hereto do hereby agree as follows:

     1. The Purchase Price (as defined in the Agreement) shall be reduced by Two Hundred Fifteen Thousand Dollars ($215,000) to Nine Million Two Hundred Eighty Five Thousand Dollars ($9,285,000), the cash portion of the Purchase Price set forth in Section 2.3(a) of the Agreement shall be reduced to Seven Million Seven Hundred Eighty Five Thousand ($7,785,000), and the non-escrow cash portion of the Purchase Price shall be reduced to Seven Million Two Hundred Eighty Five Thousand Dollars ($7,285,000).

     2. All other terms and conditions of the Agreement shall remain the same.

                              BUYER:

                              IMAGE GUIDED TECHNOLOGIES, INC.

                              By:  /s/ Paul L. Ray
                                   ------------------------------------
                              Its: CEO
                                   ------------------------------------

                              STOCKHOLDERS:

                              /s/  William G. Lyons
                              -----------------------------------------
                              William G. Lyons


                              /s/ Matthew Lyons
                              -----------------------------------------
                              Matthew Lyons